Exhibit 4.3

TIVO CORPORATION,

TIVO SOLUTIONS INC.

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of June 1, 2020

2% Convertible Senior Notes due 2021

SECOND SUPPLEMENTAL INDENTURE, dated as of June 1, 2020 (this “Supplemental Indenture”), among TIVO CORPORATION, a Delaware corporation (the “Company”), TIVO SOLUTIONS INC., a Delaware corporation (“Old TiVo”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee (the “Trustee”), to the Indenture, dated as of September 22, 2014 (as supplemented by the First Supplemental Indenture, dated as of September 7, 2016, the “Indenture”), between the Company and the Trustee.

WHEREAS, Old TiVo has heretofore executed and delivered the Indenture, pursuant to which Old TiVo issued its 2% Convertible Senior Notes due 2021 (the “Securities”) in the original aggregate principal amount of $230,000,000, convertible under certain circumstances into cash and/or shares of the Old TiVo’s common stock, par value $0.001 per share (“Old TiVo Common Stock”), at the Old TiVo’s option;

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of April 28, 2016 (as amended, supplemented, restated or otherwise modified, the “Titan Merger Agreement”), by and among the Company, Old TiVo, Rovi Corporation, a Delaware corporation, Nova Acquisition Sub, Inc., a Delaware corporation and subsidiary of the Company, and Titan Acquisition Sub Inc. (“Titan”), a Delaware corporation and wholly owned subsidiary of the Company, Titan merged with and into Old TiVo (the “Titan Merger”) with the Old TiVo, as the surviving entity in the Titan Merger, becoming a wholly owned subsidiary of the Company;

WHEREAS, in connection with the Titan Merger, the Company, Old TiVo and the Trustee entered into the First Supplemental Indenture dated as of September 7, 2016, providing, inter alia, that from and after the effective time of the Titan Merger, each $1,000 principal amount of Securities would become convertible, under certain circumstances, into the amount of cash and the Company’s common stock, par value $0.001 per share (“Company Common Stock”), that a holder of a number shares of Old TiVo common stock (“Common Stock”) equal to the Conversion Rate in effect immediately prior to the Titan Merger would have received (such cash, the “Cash Component of Old Reference Property” and such shares of Company Common Stock, the “Share Component of Old Reference Property”);

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of December 18, 2019 (as amended, supplemented, restated or otherwise modified, the “Merger Agreement”), by and among the Company, Xperi Corporation, a Delaware corporation, Xperi Holding Corporation, a Delaware corporation (“Parent”), XRAY Merger Sub Corporation, a Delaware corporation and wholly owned subsidiary of Parent, and TWOLF Merger Sub Corporation, a Delaware corporation and wholly owned subsidiary of Parent, TWOLF Merger Sub Corporation will merge with and into the Company (the “Merger”) with the Company, as the surviving entity in the Merger, becoming a wholly owned subsidiary of Parent as of the date hereof;

WHEREAS, in connection with the Merger, each outstanding share of Company Common Stock will be converted into the right to receive 0.455 of a share of common stock, par value $0.001 per share, of Parent Stock (the “Parent Common Stock”) in accordance with the terms of the Merger Agreement;

WHEREAS, the Merger constitutes a Merger Event under the Indenture and Section 10.12 of the Indenture provides that in the case of any Merger Event, prior to or at the effective time of such Merger Event, as a condition precedent to such transaction, the Company shall execute and deliver to the Trustee a supplemental indenture permitted under Section 9.01(b) of the Indenture providing that the right to convert each $1,000 principal amount of Securities shall be changed into a right to convert such principal amount of Securities into Reference Property upon such Merger Event;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Company and the Trustee may enter into indentures supplemental to the Indenture to, among other things, comply with the provisions of Section 10.12;

WHEREAS, the Board of Directors of Old TiVo by resolutions adopted on May 29, 2020 and the Board of Directors of the Company by resolutions adopted on May 29, 2020, have duly authorized this Supplemental Indenture, and the entry into this Supplemental Indenture by the parties hereto is permitted by the provisions of the Indenture;

WHEREAS, in connection with the execution and delivery of this Supplemental Indenture, the Trustee has received an Officer’s Certificate and an Opinion of Counsel as contemplated by Section 13.03 of the Indenture; and

WHEREAS, the Company and Parent have requested that the Trustee execute and deliver this Supplemental Indenture and have satisfied all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms.

WITNESSETH:

NOW THEREFORE, each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions in the Supplemental Indenture. Unless otherwise specified herein or the context otherwise requires:

(a) a term defined in the Indenture has the same meaning when used in this Supplemental Indenture unless the definition of such term is amended or supplemented pursuant to this Supplemental Indenture;

(b) the terms defined in this Article and in this Supplemental Indenture include the plural as well as the singular;

(c) unless otherwise stated, a reference to a Section or Article is to a Section or Article of this Supplemental Indenture; and

(d) Article and Section headings herein are for convenience only and shall not affect the construction hereof.

ARTICLE 2

EFFECT OF MERGER ON CONVERSION PRIVILEGE

Section 2.01. Agreement of Parties.

(a) From and after the Effective Time (as defined in the Merger Agreement), each Holder of a Security that was outstanding immediately prior to the Effective Time shall have the right to convert each $1,000 principal amount of such Security into the amount of cash equal to the Cash Component of the Old Reference Property and Parent Common Stock that a holder of shares of Company Common Stock equal to the Conversion Rate (as adjusted pursuant to the Indenture, including to take into account the conversion into Old Reference Property) immediately prior to the Merger would have received in the Merger, subject to the Company’s right to elect to pay cash upon such a conversion as provided in Section 10.02 of the Indenture (such cash and Parent Common Stock, the “New Reference Property”).

(b) The provisions of the Indenture, as modified herein, including without limitation, (i) all references and provisions respecting the terms “Common Stock,” “Conversion Price,” “Conversion Rate” and “Ex-Dividend Date” and (ii) the provisions of Section 10.01(b) of the Indenture respecting when a Holder of Securities may surrender its Securities for conversion, shall continue to apply, mutatis mutandis, to the Holders’ right to convert each Security into the New Reference Property. As and to the extent required by Section 10.12 of the Indenture, the Conversion Rate (as defined in the Indenture) shall be adjusted as a result of events occurring subsequent to the date hereof with respect to the New Reference Property as nearly equivalent as possible to the adjustments provided for in Article 10 of the Indenture, with respect to the Common Stock.

The Company shall deliver cash in lieu of fractional securities or property that would otherwise be deliverable to holders upon conversion as part of the New Reference Property with such amount of cash determined by the Board of Directors in a manner as nearly equivalent as may be practicable to that used by the Company to determine the Last Reported Sale Price of Company Common Stock.

Section 2.02. Amendments to the Indenture. The sixth paragraph of Section 13.01 of the Indenture is hereby amended and restated in full to read as follows:

“The Company’s address is:

Tivo Solutions Inc.

c/o Xperi Holding Corporation

3025 Orchard Parkway

San Jose, CA 95134

Attention: Paul Davis and Robert Andersen

The Trustee’s address is:

Wells Fargo Bank, National Association, as Trustee

600 South 4th Street, 6th Floor

MAC: N9300-060

Minneapolis, MN 55415

Attention: Corporate Trust Services -TiVo Administrator

Email: CMESCONVERSIONS@wellsfargo.com

ARTICLE 3

MISCELLANEOUS

Section 3.01. Ratification of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 3.02. Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and Parent and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of the Supplemental Indenture as fully and with like force and effect as though set forth in full herein.

Section 3.03. Addresses for Notices, Etc. Any notice or demand that by any provision of the Indenture or this Supplemental Indenture is required or permitted to be given or served by the Trustee or by the Holders on Parent shall be deemed to have been sufficiently given or made, for all purposes if given or served by being deposited postage prepaid by overnight courier service, registered or certified mail in a post office letter box addressed (until another address is filed by Parent with the Trustee) to Xperi Holding Corporation, 3025 Orchard Parkway, San Jose, CA 95134, Attention: Paul Davis and Robert Andersen.

Section 3.04. Governing Law. THIS SUPPLEMENTAL INDENTURE, THE INDENTURE AND THE SECURITIES, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE OR THE SECURITIES, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.05. Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 3.06. Effectiveness. This Supplemental Indenture shall not be effective until, and shall become effective upon, without further action by the parties hereto, the Effective Time.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

TIVO CORPORATION

By:	/s/ Wesley Gutierrez
Name:	Wesley Gutierrez
Title:	Treasurer

TIVO SOLUTIONS INC.

By:	/s/ Wesley Gutierrez
Name:	Wesley Gutierrez
Title:	Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Maddy Hughes
Name:	Maddy Hughes
Title:	Vice President

SIGNATURE PAGE TO SUPPLEMENTAL INDENTURE